EXHIBIT 99.2

Remarks of Bernard P. Aldrich

Rimage Corporation 2nd Quarter FY 2008 Conference Call

July 23, 2008

▪	Good morning and thank you for taking the time to participate in our second quarter earnings conference call.
▪	Joining me today is Rob Wolf, our chief financial officer, who will review our recent operating results following my opening remarks.
▪	Also with us is Manny Almeida, our executive vice president of sales and marketing.
▪	We will be pleased to take your questions at the conclusion of our remarks.
▪

Since Regulation FD prohibits us from providing any forward-looking statements unless they are simultaneously released to the public, we have provided financial guidance for the third quarter of 2008 in this morning’s release.

▪	It is important to understand that this guidance is subject to a number of risks that could affect our anticipated performance.
▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
▪

Turning now to the subject of this conference call, our second quarter sales totaled $22.7 million, compared to $25.5 million in the year-earlier period, when retail-related equipment sales totaled $4.3 million.

▪	We recorded no significant retail sales in the current quarter.
▪	Second quarter earnings of $1.9 million or $0.19 per diluted share were down from $2.9 million or $0.28 per diluted share in the comparable period of 2007.
▪

Due to the impact of weak economic conditions on sales of disc publishing hardware, we issued downwardly revised guidance on June 9 for earnings of $0.09 to $0.12 per diluted share on revenues of $20.0 to $22.0 million.

▪	Our second quarter results exceeded this revised guidance due primarily to higher than forecasted sales transacted through our global distribution channel during the latter stages of the quarter.

▪	This enabled us to report second quarter sales and earnings consistent with the results recorded in this year’s first quarter.
▪

Given the lengthened selling cycles for our disc publishing hardware that are a consequence of today’s difficult economic environment, the stabilization of our operating results on a sequential quarterly basis makes us optimistic about Rimage’s prospects once the economy begins to strengthen.

▪	I want to emphasize that our recent performance is not indicative of any fundamental problem with Rimage’s operations.
▪	Rather, the weak and uncertain economy has caused many prospective users of our equipment to become highly cautious with regard to their purchasing decisions.
▪	Our response to this challenging economic environment has been to work even harder on the sales front.
▪

We know business is available to us, because our field sales representatives have been reporting significant interest in our optical technology among prospective customers representing a diverse range of applications.

▪	As economic conditions improve, we believe these prospects, many of whom are now limiting their capital spending, could place orders for our systems.
▪

At the same time, we are undertaking a careful review of each of our distribution partners as we explore new ways to expand the penetration of the full line of Rimage products and services into our new and existing customer base.

▪	Our European operation also is demonstrating signs of strengthening in response to the sales and marketing initiatives implemented by its new management team.
▪	We expect our European business to show continued progress over the balance of 2008.
▪	In addition, we are establishing the foundation required for penetrating several highly promising business services markets.
▪	One of the strongest business services opportunities for our optical technology involves the media and broadcasting market.
▪	Large production houses currently use DVDs for editing, producing, distributing and archiving video content.

▪	Many of these large operations, including Disney, already use Rimage’s CD/DVD digital publishing systems, but they now will be transitioning to high-capacity Blu-ray technology.
▪	This conversion process will require new or additional Rimage equipment from these current customers.
▪	Our greatest opportunity in the broadcasting and media market involves thousands of small and mid-sized pre- and post-production houses.
▪	Many of these studios currently archive and distribute their video content on magnetic tape.
▪	With the movement toward digital and high definition formats, these facilities are starting to convert to DVD and Blu-ray discs as their preferred output.
▪	To capitalize upon these opportunities, we recently introduced new software designed specifically for Macintosh-based audio/visual production environments.
▪	This was a critically important development, since Apple has close to a 50% share of the video editing market.
▪	In addition, we have added more than 30 value-added resellers focused on the video market and established strategic partnerships with key industry players.
▪	Given all of these developments, we feel we have done an effective job of laying the foundation required for penetrating this market.
▪

Like the retail market, penetrating the media and broadcasting market will not be an overnight event, because the conversion to Blu-ray and digital formats involves a major paradigm shift for many small and mid-sized studios.

▪

But unlike the retail market, this new opportunity will probably unfold as an extended series of medium-sized orders in comparison to the relatively small number of extremely large orders that our retail customers typically have placed.

▪	As a result, we would expect Rimage’s sequential quarterly results to become less lumpy or uneven and somewhat more predictable.
▪	Beyond the area of sales and marketing, we have taken two additional measures to help ensure a successful future.

▪	First, we are moving forward with the development of important next-generation disc publishing systems that will keep Rimage at the forefront of the on-demand disc publishing industry.
▪	The second quarter introduction of our next-generation color printer, the Everest 600, was the first result of this process.
▪	Other new and upgraded products are in our product development pipeline.
▪	And second, we have instituted cost reductions totaling approximately $2 million on an annualized basis.
▪	Enacted at the time of our second quarter earnings pre-release, these cost reductions will take full effect in this year’s third quarter.
▪	I will conclude my remarks by commenting on our financial guidance for the third quarter ending September 30.
▪	At this time, we believe our performance should remain relatively stable in comparison to the first and second quarters.
▪	Consistent with this outlook, we are forecasting earnings of $0.17 to $0.23 per diluted share on revenues of $21 to $23 million for the third quarter of 2008.
▪	We believe the forecasted stabilization of our operating results amid challenging economic conditions is evidence of the underlying strength of this business.
▪	And given the actions that we are taking today, we have every reason to believe that Rimage’s future is very promising.
▪	Thank you. Now Rob Wolf will review our second quarter results in some detail.

Remarks of Robert M. Wolf

Rimage Corporation 2nd Quarter FY 2008 Conference Call

July 23, 2008

▪	Thanks, Bernie
▪	First, I will run through a few highlights about our second quarter sales.
▪

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 10% in the second quarter of 2008 and accounted for 58% of sales, compared to 47% in the second quarter of 2007.

▪	Consumables accounted for a significantly larger portion of our second quarter sales mix due to the economy-related slowdown in sales of disc publishing hardware.
▪	In our last conference call, we said that we expected consumables sales growth to remain robust in 2008, given the expansion of our installed retail base in 2007.
▪	That has certainly proven to be the case during the first half of 2008, and we expect consumables sales growth to remain strong over the balance of the year.
▪	International sales increased 23% in the second quarter and accounted for 47% of total sales, compared to 34% of total sales in the year-earlier period.
▪	In the absence of currency translations, international sales grew modestly year-over-year.
▪	Rimage’s European operation accounted for the great majority of the second quarter’s international sales, and as Bernie said previously, this operation is showing signs of strengthening.
▪	Rimage’s gross margin was 44% in the second quarter, up slightly from 43% in the first quarter and down modestly from 45% in the second quarter of 2007.
▪

Our gross margins throughout this year’s first half have been affected by the shift in our sales mix toward consumable supplies, which carry lower gross margins than those associated with disc publishing hardware.

▪	At this time, we believe our gross margin for the third quarter will be at or near the second quarter level.

▪	Moving down the P&L, second quarter R&D expense came to $1.5 million, up slightly from $1.4 million in both this year’s first quarter and last year’s second quarter.
▪	As these numbers indicate, we have maintained product development expenditures at a high level despite the challenges posed by the weak economic environment.
▪	This commitment to R&D signals not only our intention to remain at the forefront of the disc publishing industry, but also our confidence in Rimage’s future.
▪	R&D spending in the third quarter of 2008 is forecasted to remain at or near the second quarter level.
▪	Selling, general and administrative expense totaled $5.7 million in this year’s second quarter, down from $6.6 million in the first quarter and $6.3 million in the second quarter of 2007.
▪

In comparison to this year’s first quarter, the second quarter reduction in SG&A was attributable to lower compensation expense related to the elimination of several officer positions as well as lower marketing expense. The year-over-year reduction in SG&A primarily reflects the elimination of contractor and several officer positions.

▪	We believe SG&A expense will be at or modestly below the second quarter level.
▪	We recorded an effective income tax rate of 36% in the second quarter, compared to 36% in the first quarter and 34% in the second quarter of 2007.
▪	We believe our effective income tax rate for 2008 will be in the range of 35% to 37%.
▪

Turning now to our balance sheet, cash and investments totaled $93.7 million at the end of this year’s second quarter, compared to $92.4 million at the end of the first quarter and $94.2 million at the beginning of 2008.

▪	During the quarter, cash of $4.4 million was used to acquire 249,000 shares under two existing 500,000 share buyback authorizations.
▪	Approximately 725,000 shares remain available for repurchase under these authorizations.

▪	Stockholders’ equity came to $107.1 million at the end of the second quarter, compared to $108.6 million at the end of this year’s first quarter and $105.1 million at the end of 2007.
▪	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.